FOR IMMEDIATE RELEASE

Norfolk Southern Comments on Canadian Pacific’s Non-Binding Shareholder Proposal

NORFOLK, Va., February 9, 2016 - Norfolk Southern Corporation (NYSE: NSC) today issued the following statement regarding the non-binding shareholder proposal submitted by Canadian Pacific (TSX:CP) (NYSE:CP):

CP has proposed a non-binding resolution that NS should have discussions with CP regarding a business combination.  NS has already met with CP and publicly provided clear detail regarding the NS Board’s concerns. While CP continues to publicly declare that NS should “talk to CP about a potential combination,” we believe further discussions are not in the best interests of NS shareholders unless CP offers NS shareholders compelling value and addresses the regulatory issues inherent in its proposal.

The NS Board carefully considered and unanimously rejected each of CP’s three unsolicited acquisition proposals, after it determined that each was grossly inadequate and would face substantial regulatory risks and uncertainties that CP would be highly unlikely to overcome.  Notably, CP has not addressed the NS Board’s concerns, nor sought a declaratory order from the Surface Transportation Board that would provide clarity regarding the likelihood of regulatory approval of its voting trust structure.

The NS team remains focused on executing our plan to reduce costs, drive profitability and enhance value for all NS shareholders. We believe the interests of NS shareholders are best served by the continued execution of our strategic plan.

Morgan Stanley & Co. LLC and Bank of America Merrill Lynch are acting as financial advisors to Norfolk Southern Corporation and Skadden, Arps, Slate, Meagher & Flom LLP, Hunton & Williams LLP and Morrison & Foerster LLP are acting as legal advisors.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on management’s current expectations, assumptions, estimates, beliefs and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended Dec. 31, 2015, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Copies of Norfolk Southern Corporation’s press releases and additional information about the Company are available at www.norfolksouthern.com or you can contact the Norfolk Southern Corporation Investor Relations Department by calling 757-629-2861.

Important Additional Information and Where to Find It

Norfolk Southern Corporation (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company’s shares of Common Stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting.  This information can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders (the “2015 Proxy Statement”), filed with the SEC on March 25, 2015, or the Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 8, 2016 (the “Form 10-K”). To the extent holdings of the Company’s securities by such potential participants have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Ownership and Change in Ownership on Forms 3 and 4 filed with the SEC.

STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2015 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement (when filed), 2015 Proxy Statement, Form 10-K and any other documents (including the WHITE proxy card) filed or to be filed by the Company with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.nscorp.com) or by writing to Denise Hutson, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510.

Contacts:

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

or

Dan Katcher / Andrew Siegel / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449